UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2011

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05558	75-1277589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Rock Industrial Park Drive
Bridgeton, Missouri  63044
(Address of principal executive offices) (Zip Code)

(314) 656-4321
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On October 4, 2011, Continental Commercial Products, LLC, Glit/Gemtex, Ltd. and 3254018 Nova Scotia Limited (collectively, the “Borrowers”), wholly owned subsidiaries of Katy Industries, Inc. (the “Company”), entered into a Loan and Security Agreement with The PrivateBank and Trust Company (the “Loan Agreement”).

The Loan Agreement provides the Borrowers a $20.0 million revolving credit facility, including a $3.0 million sub-limit for letters of credit and a $2.5 million sub-limit for capital expenditures (“CapEx Sublimit”). The proceeds of the Borrowers’ initial borrowing under the Loan Agreement were used to repay the PNC Credit Facility (as defined below) and pay fees and expenses related to the negotiation and consummation of the credit facility. All extensions of credit under the Loan Agreement are collateralized by a first priority security interest in and lien upon substantially all present and future assets and properties of the Company and the Borrowers. The Company guarantees the obligations of the Borrowers under the Credit Agreement.

The Loan Agreement has an expiration date of September 29, 2014 and its borrowing base is determined by eligible inventory and accounts receivable. The Company’s borrowing base under the Loan Agreement is reduced by the outstanding amount of standby and commercial letters of credit and any outstanding borrowings under the CapEx Sublimit. The Loan Agreement requires the Company to have a minimum level of availability on October 4, 2011 such that its eligible collateral must exceed the sum of its outstanding borrowings by at least $5.0 million. Subsequent to October 4, 2011, this amount is reduced to zero.

Borrowings under the Loan Agreement bear interest at a per annum rate equal to the sum of the Prime Rate Revolving Loans Applicable Margin (as defined in the Loan Agreement) plus the Prime Rate (as defined in the Loan Agreement). An unused commitment fee of 50 basis points per annum is payable monthly on the average unused amount of the Loan Agreement. The Loan Agreement includes a financial covenant regarding fixed charge coverage ratio.

The Loan Agreement requires a lockbox agreement which provides for all U.S. dollar Company and Borrower receipts to be swept daily to reduce borrowings outstanding. The lockbox agreement, combined with the existence of a material adverse effect (“MAE”) clause in the Loan Agreement, causes the Loan Agreement to be classified as a current liability, per guidance in the Accounting Standards Codification established by the Financial Accounting Standards Board. The Company does not expect to repay, or be required to repay, within one year, the balance of the Loan Agreement, which will be classified as a current liability. The Loan Agreement does not expire or have a maturity date within one year, but rather has a final expiration date of September 29, 2014. The MAE clause, which is a fairly typical requirement in commercial credit agreements, allows the lender to cause the loan to become immediately due and payable if the lender determines there has been a material adverse effect on the Company’s operations, business, properties, assets, liabilities, condition, or prospects.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference.

Item 1.01	Termination of a Material Definitive Agreement.

In connection with the execution of the Loan Agreement described in Item 1.01 above, the Revolving Credit, Term Loan and Security Agreement, as amended, (the “PNC Credit Facility”), dated as of May 26, 2010, among the Company, the Borrowers and PNC Bank, National Association, was terminated effective October 4, 2011, and all amounts outstanding under that agreement were paid in full. There are no penalties associated with the termination of the PNC Credit Facility.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 4, 2011, the Company sold certain assets and liabilities related to the DISCO division of Continental Commercial Products, LLC to DISCO Acquisition Corp., a Pennsylvania corporation (the “Buyer”) and an affiliate of Cellucap Manufacturing Company, for $19.0 million, subject to pre-closing and post-closing adjustments based on working capital levels, an indemnification escrow of $475,000 and a deferred lease maintenance adjustment of $10,000. The foregoing description of the disposition transaction is qualified in its entirety by reference to the full text of the related purchase agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference. The Company used net proceeds from the transaction to reduce its outstanding balance under the PNC Credit Facility.

The DISCO division of CCP manufactured and distributed filtration, cleaning and specialty products to the restaurant/food service industry.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above in connection with the Loan Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Loan and Security Agreement dated September 30, 2011 among Continental Commercial Products, LLC, Glit/Gemtex, Ltd., 3254018 Nova Scotia Limited, Katy Industries, Inc. and The PrivateBank and Trust Company.

10.2	Asset Purchase Agreement dated August 23, 2011 by and between Continental Commercial Products, LLC, Katy Industries, Inc., and DISCO Acquisition Corp.

99.1	Press release issued by the Company on October 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.
(Registrant)

By: /s/ James W. Shaffer
James W. Shaffer
Vice President, Treasurer and Chief Financial Officer

Date: October 11, 2011

Index of Exhibits

Exhibit No.	Description

10.1
Loan and Security Agreement dated September 30, 2011 among Continental Commercial Products, LLC, Glit/Gemtex, Ltd., 3254018 Nova Scotia Limited, Katy Industries, Inc. and The PrivateBank and Trust Company.

10.2	Asset Purchase Agreement dated August 23, 2011 by and between Continental Commercial Products, LLC, Katy Industries, Inc., and DISCO Acquisition Corp.

99.1	Press release issued by the Company on October 11, 2011.